Exhibit 5.2
[Letterhead of Willkie Farr & Gallagher LLP]
September 15, 2008
Teva Pharmaceutical Industries Limited
5 Basel Street
P.O. Box 3190
Petach Tikva 49131
Israel
Ladies and Gentlemen:
We have acted as U.S. counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of up to 74,608,022 of the Company’s ordinary shares, NIS 0.1 par value (the “Ordinary Shares”), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of July 17, 2008 (the “Merger Agreement”), by and among the Company, Boron Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Barr Pharmaceuticals, Inc., a Delaware corporation (“Barr”). As used herein, “Merger Ordinary Shares” shall refer collectively to the Ordinary Shares issued pursuant to the Merger Agreement and “Securities” shall refer to the ADSs (as hereinafter defined) and the Ordinary Shares. Upon consummation of the merger, each outstanding share of common stock of Barr will be converted into the right to receive $39.90 in cash, without interest, and 0.6272 Ordinary Shares of the Company which will trade in the United States in the form of American Depositary Shares (“ADSs”), all as more fully described in the Registration Statement.
For purposes of the opinions hereinafter expressed, we have reviewed the Merger Agreement and the Amended and Restated Deposit Agreement, dated as of January 11, 2008 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.
In making the examinations described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as

Teva Pharmaceutical Industries Limited
September 15, 2008
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originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
The Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Company, constitutes a legal, valid, binding and enforceable instrument of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and, upon issuance by the Depositary of the ADSs, against the deposit, in accordance with the provisions of the Deposit Agreement, of the Merger Ordinary Shares, the ADSs will be duly and validly issued and the persons in whose names such ADSs are registered will be entitled to the rights specified therein and in the Deposit Agreement.
Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the nature of the Securities.
The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York, and we express no opinion with respect to the laws of any other country, state or jurisdiction.
This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.
Very truly yours,

/s/ Willkie Farr & Gallagher LLP